Exhibit (h)(2)(k)
AMENDMENT NO. 2 TO THE
ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT
     The Administration and Shareholder Services Agreement first made the 13th day of June, 2001 (the “Agreement”), and subsequently amended from time to time, by and among Pacific Life Funds (formerly, “Pacific Funds”) (the “Fund”), a Delaware statutory (formerly “business”) trust and Pacific Life Insurance Company (the “Administrator”), an insurance company domiciled under the laws of Nebraska (formerly “California”), is hereby amended as follows, effective December 31, 2010 (the “Amendment”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Fund and the Administrator desire to amend the Agreement in accordance with the provisions set forth in this Amendment;
     NOW THEREFORE, in consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Fund and Administrator agree that the Agreement is amended as follows:
     Section (4), paragraph (a) is deleted in its entirety and replaced with the following:
     Compensation. (a) As compensation for procuring the administrative and transfer agency services as set forth in Section 2(a) and (c) of this Agreement and providing or procuring the shareholder services set forth in Section 2(b) of this Agreement, the Fund shall pay to the Administrator a fee at an annual rate of 0.15% of the average daily net assets of each of the Portfolios, provided, however, that in respect of Class A shares of PL Money Market Fund and PL Income Fund, the annual rate shall instead be 0.30% of the average daily net assets attributable to Class A shares. The fees payable to the Administrator for all of the Portfolios shall be computed and accrued daily and paid monthly. If the Administrator shall service for less than any whole month, the foregoing compensation shall be prorated.
[Remainder of page intentionally left blank]

Amendment No. 2 to the Administrative and Shareholder Service Agreement
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS

By: Name:	/s/Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/Jane M. Guon Jane M. Guon
Title:	Vice President	Title:	Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/Howard T. Hirakawa	By:	/s/Jane M. Guon
Name:	Howard T. Hirakawa	Name:	Jane M. Guon
Title:	Vice President	Title:	Secretary

SCHEDULE A
ADMINISTRATION and SHAREHOLDER SERVICES AGREEMENT
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Floating Rate Loan Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Small-Cap Growth Fund
PL International Value Fund
PL Large-Cap Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
PL Income Fund
Effective: December 31, 2010
AGREED TO & ACCEPTED BY:

PACIFIC LIFE FUNDS

By:	/s/Howard T. Hirakawa	By:	/s/Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/Howard T. Hirakawa	By:	/s/Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	AVP